Exhibit 10.1

Execution Copy

AECOM TECHNOLOGY CORPORATION

$175,000,000 5.43% Senior Notes, Series A, due July 7, 2020

$125,000,000 1.00% Senior Discount Notes, Series B, due July 7, 2022

NOTE PURCHASE AGREEMENT

Dated as of June 28, 2010

TABLE OF CONTENTS

(Not a part of the Agreement)

i

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 2.2(a)	—	List of Subsidiary Guarantors

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4(a)	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.4(d)	—	Restrictions on Distributions

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15(a)	—	Existing Indebtedness

SCHEDULE 5.15(c)	—	Restrictions on Indebtedness

SCHEDULE 8.7	—	Schedule of Accreted Values of Series B Notes

SCHEDULE 8.8	—	Examples of Partial Prepayment of the Series B Notes

SCHEDULE 10.4	—	Existing Liens

EXHIBIT 1-A	—	Form of 5.43% Senior Note, Series A, due July 7, 2020

EXHIBIT 1-B	—	Form of 1.00% Senior Discount Note, Series B, due July 7, 2022

v

AECOM TECHNOLOGY CORPORATION

555 South Flower Street, Suite 3700

Los Angeles, California  90071

$175,000,000 5.43% Senior Notes, Series A, due July 7, 2020

$125,000,000 1.00% Senior Discount Notes, Series B, due July 7, 2022

Dated June 28, 2010

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

AECOM TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                                          AUTHORIZATION OF NOTES.

Section 1.1.      The Company will authorize the issue and sale of (i) $175,000,000 aggregate principal amount of its 5.43% Senior Notes, Series A, due July 7, 2020 (the “Series A Notes”) and (ii) $125,000,000 aggregate principal amount of its 1.00% Senior Discount Notes, Series B, due July 7, 2022 (the “Series B Notes”; the Series A Notes and the Series B Note being hereinafter collectively referred to as (the “Notes”), such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Notes shall be substantially in the form set out in Exhibit 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2.      (a) Pursuant to Section 10.1(b), the interest rate payable on or in respect of the Notes may be adjusted from time to time to the Adjusted Interest Rate and Adjusted Default Interest Rate based upon the terms and provisions set forth in Section 10.1(b) and readjusted to the Interest Rate and Default Rate, as applicable, as hereinafter set forth.

If as of any Determination Date the Leverage Ratio determined as of such Determination Date exceeds 3.00 to 1.00 (as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a) of this Agreement), then on and as of the Interest Rate Adjustment Date with respect to such Determination Date, the Notes shall bear interest at the Adjusted Interest Rate or, during the continuance of an Event of Default, the Adjusted Default Interest Rate, as the case may be (such adjustment, an “Interest Rate Increase”).  The Notes shall cease to accrue interest at the Adjusted Interest Rate or the Adjusted Default Interest Rate, as the case may be, from and after the Interest Rate Adjustment Date with respect to any Determination Date on which the Leverage Ratio is equal to or below 3.00 to 1.00 and shall resume payment of interest at the stated coupon rate or, during the continuance of an Event of Default, the Default Rate (such adjustment, an “Interest Rate Decrease”).

(b)     For the avoidance of doubt, in connection with the calculation of any Make-Whole Amount payable pursuant to Section 8.2 or Section 12.1 of this Agreement, whether before or after the imposition of an Interest Rate Increase, all payments of interest that would be due after the Settlement Date with respect to any Called Principal or Accreted Value which are part of any determination of Remaining Scheduled Payments for purposes of Section 8.7 shall be determined using the stated coupon rate which would have been in effect at the time of such determination had the Interest Rate Increase not occurred and/or had an Event of Default not have occurred and shall not be determined using the Default Rate, Adjusted Interest Rate or Adjusted Default Interest Rate.

Section 1.3.      The Company and the Purchasers agree that for purposes of Section 1273(b) of the Code and Treasury Reg. Section 1.1275-3(b) the aggregate issue price of the Series B Notes is $74,839,595 or approximately $598.72 per $1,000 principal amount of the Series B Notes for purposes of Section 1273 of the Code, the Series B Notes have aggregate original issue discount of $50,160,405 or approximately $401.28 per $1,000 principal amount, the issue date of the Series B Notes is July 7, 2010; and the yield to maturity of the Series B Notes for purposes of Treasury Reg. Section 1.1272-1(b) is approximately 5.62%.  These shall be the issue prices and values ascribed to the Series B Notes by the Company and the Purchasers and any subsequent holder of the Series B Notes for all purposes, including the preparation of tax returns and the preparation of the Company’s financial statements.

SECTION 2.                                          SALE AND PURCHASE OF NOTES.

Section 2.1.      Purchase and Sale of Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof in the case of the Series A Notes and 59.87% of the principal amount thereof in the case of the Series B Notes.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.      Subsidiary Guaranties.  (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by all Subsidiaries of the Company who guarantee the Indebtedness outstanding under the Bank Credit Agreement and which are named on Schedule 2.2(a) (together with any additional Subsidiary who delivers a guaranty pursuant to Section 9.7, the “Subsidiary Guarantors”) pursuant to a guaranty agreement in a form satisfactory to the Company and the Purchasers (as the same may be amended, modified, extended or renewed, the “Subsidiary Guaranty”).

(b)     The holders of the Notes acknowledge and agree that such holders will discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty to which it is a party pursuant to the written request of the Company, provided that (i) such Subsidiary Guarantor has been or substantially concurrently will be released and discharged as a guarantor under and in respect of all Indebtedness of the Company under the Bank Credit Agreement and the Company so certifies to the holders of the Notes in a certificate which accompanies such request for release and discharge, which certificate shall also include information in reasonable detail to show compliance with Section 10.3, (ii) any such release and discharge shall be expressly conditioned upon receipt by the holders of the Notes of a written agreement executed by the Subsidiary Guarantor to be released pursuant to which such Subsidiary Guarantor shall agree that if, for any reason whatsoever, it thereafter becomes a guarantor under and in respect of any Indebtedness of the Company due and owing under the Bank Credit Agreement, then such Subsidiary Guarantor shall contemporaneously provide written notice thereof to the holders of the Notes accompanied by an executed Subsidiary Guaranty of such Subsidiary Guarantor, and (iii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to the effect that no Default or Event of Default exists.

(c)     The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor under the Bank Credit Agreement as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Subsidiary Guarantor with respect to any liability of such Subsidiary Guarantor as a guarantor under or in respect of the Bank Credit Agreement, unless such consideration or remuneration is concurrently paid, on the same terms and in the same amount (calculated as a percent of the aggregate outstanding loans, in the case of the Series A Notes, or Accreted Value, in the case of the Series B Notes, as the case may be, under the Bank Credit Agreement or Notes hereunder, respectively), ratably to the holders of all of the Notes then outstanding.

SECTION 3.                                          CLOSING.

The execution and delivery of this Agreement will occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 on June 28, 2010 (the “Execution Date”).

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time, at a closing (the “Closing”) on July 7, 2010 or on such other Business Day thereafter on or prior to July 13, 2010 as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note in a principal amount of at least $250,000 (or such greater number of Notes, each in a principal amount as may be agreed upon by the Company and such Purchaser) for each series dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4121023352 at Wells Fargo Bank, Los Angeles, California, ABA # 121000248, Reference: Note Purchase.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.                                          CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing Date, of the following conditions:

Section 4.1.      Representations and Warranties.  (a) The representations and warranties of the Company in this Agreement shall be correct when made on (i) the Execution Date and (ii) at the time of Closing (except in each case for representations and warranties, if any, (x) made as of a specific date which representations and warranties will be true and correct as of such specific date or (y) which are not qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all material respects at the time of Closing).

(b)     The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made and at the time of Closing.

Section 4.2.      Performance; No Default.  (a) The Company shall have performed and complied with all conditions and in all material respects with all agreements contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary Guarantor shall have entered into any transaction since the date of the delivery of the most recently dated Disclosure Document that would have been prohibited by Sections 10.3, 10.4, 10.5 and 10.6 had such Sections applied since such date.

(b)     Each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in the Subsidiary Guaranty required to be performed and complied with by it prior to or at the Closing.

Section 4.3.      Compliance Certificates.

(a)     Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.

(b)     Subsidiary Guarantor Officer’s Certificate.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing,

certifying that the conditions set forth in Section 4.1(b), 4.2(b) and 4.9, as they relate to such Subsidiary Guarantor, have been fulfilled.

(c)     Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(d)     Subsidiary Guarantor Secretary’s Certificate.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4.      Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Nancy J. Laben, General Counsel for the Company and the Subsidiary Guarantors or such other in-house counsel that is acceptable to the Purchasers and Gibson, Dunn & Crutcher LLP, counsel for the Company and the Subsidiary Guarantors and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions.

Section 4.5.      Purchase Permitted by Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.      Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.      Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.      Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Notes.

Section 4.9.      Changes in Corporate Structure.  Neither the Company nor any Subsidiary Guarantor shall have changed its respective jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.       Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.       Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser on the Execution Date and the date of the Closing that:

Section 5.1.      Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to (a) own or hold under lease the properties it purports to own or hold under lease, except to the extent the failure to so own or hold any such property could not reasonably be expected to have a Material Adverse Effect, (b) transact the business it transacts and proposes to transact, and (c) execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.      Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.      Disclosure.  The Company has delivered to each Purchaser the documents, certificates and other writings in connection with the transactions contemplated hereby and identified in Schedule 5.3 and the financial statements listed in Schedule 5.5 (this Agreement, such documents, certificates and other writings and such financial statements delivered to each Purchaser prior to the date hereof being referred to, collectively, as the “Disclosure Documents”).  The Disclosure Documents (a) fairly describe, in all material respects, the general nature of the business and principal properties of the Company and the Subsidiary Guarantors taken as a whole and (b) do not when taken as a whole, as of the Execution Date and date of the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Since September 30, 2009, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary Guarantor except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.      Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4(a) contains (except as noted therein) complete and correct lists (i) of the Subsidiary Guarantors, showing, as to each Subsidiary Guarantor, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each other Subsidiary, and (ii) the Proxy Statement contains (except as noted therein) complete and correct lists of the Company’s directors and senior officers.

(b)     All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary Guarantor shown in Schedule 5.4(a) as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4(a)).

(c)     Each Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary Guarantor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except to the extent the failure to so own or hold any such property could not reasonably be expected to have a Material Adverse Effect.

(d)     No Subsidiary Guarantor is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4(d) and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of the Subsidiary Guarantors that owns outstanding shares of capital stock or similar equity interests of such Subsidiary Guarantor.

Section 5.5.      Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements listed on Schedule 5.5 of the Company and its consolidated Subsidiaries.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and such Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and the Subsidiary Guarantors do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary Guarantor is bound or by which the Company or any Subsidiary Guarantor or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary Guarantor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary Guarantor, except, with respect to clauses (a), (b) or (c) above, to the extent that any such contravention, breach, default, Lien, conflict or violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.7.      Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except to the extent the failure to receive such consent, approval or authorization or to make such registration, filing or declaration, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.8.      Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Company, threatened against or affecting the Company or any Subsidiary Guarantor or any property of the Company or any Subsidiary Guarantor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)     Neither the Company nor any Subsidiary Guarantor is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order,

judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.      Taxes.  The Company and the Subsidiary Guarantors have filed all material Tax returns that are required to have been filed in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all Taxes levied upon them or their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent, except for any Taxes (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Company and the Subsidiary Guarantors in respect of federal, state or other taxes for all fiscal periods were established in good faith and consistent with prior practices and in light of the circumstances and knowledge of the Company at that time.  The federal income tax liabilities of the Company and the Subsidiary Guarantors have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2005.

Section 5.10.       Title to Property; Leases.  The Company and the Subsidiary Guarantors have good and sufficient title to their respective properties including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary Guarantor after said date (except as sold or otherwise disposed of in the ordinary course of business and except to the extent the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), in each case free and clear of Material Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11.       Licenses, Permits, Etc.  (a) The Company and the Subsidiary Guarantors own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except to the extent any such conflict or failure to so own or possess any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b)     To the actual knowledge of the Company, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except as could not reasonably be expected to have a Material Adverse Effect.

(c)     To the actual knowledge of the Company, there is no violation by any Person of any right of the Company or any of the Subsidiary Guarantors with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the

Company or any of the Subsidiary Guarantors, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.12.       Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each employee benefit plan (as defined in section 3 of ERISA) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than, in each case, such liabilities or Liens as could not reasonably be expected to have a Material Adverse Effect.

(b)     The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than, in the aggregate for all Plans, $60,000,000.  The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)     The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(d)     The expected post retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

(e)     The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any non-exempt prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code).  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.       Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the Notes from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than five other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.           Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes to the repayment of existing Indebtedness and for general corporate purposes, including acquisitions.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.           Existing Indebtedness; Future Liens.  (a) Schedule 5.15(a) sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Material Subsidiaries as of the Execution Date (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), except Indebtedness which individually does not exceed $5,000,000 in principal amount outstanding.  Neither the Company nor any Subsidiary Guarantor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary Guarantor and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary Guarantor that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  Since the Execution Date and as of the date of the Closing, no Indebtedness has been created, assumed, incurred or guaranteed in violation of Section 10 of this Agreement.

(b)        The Company and its Subsidiaries do not owe any Indebtedness to Prudential (as defined therein) under or with respect to that certain Third Amended and Restated Master Guaranty and Intercreditor Agreement dated as of August 31, 2007.

(c)        Neither the Company nor any Subsidiary Guarantor is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Subsidiary Guarantor, except as specifically indicated in Schedule 5.15(c).

Section 5.16.           Foreign Assets Control Regulations, Etc.  (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States

Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)        Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)        No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17.           Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.           Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all unsecured Senior Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.19.           Environmental Matters.  (a) Neither the Company nor any Subsidiary Guarantor has actual knowledge of any claim or has received any notice of any claim, and, to the actual knowledge of the Company and the Subsidiary Guarantors, no proceeding has been instituted raising any claim against the Company or any of the Subsidiary Guarantors or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary Guarantor has actual knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)        Neither the Company nor any Subsidiary Guarantor has, in any manner contrary to Environmental Laws, stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)        All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary Guarantor are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20.           Subsidiary Guarantors.  As of September 30, 2009, the Consolidated EBITDA generated by the Company and the Subsidiary Guarantors together account for 90% or more of Consolidated EBITDA.

SECTION 6.                                                 REPRESENTATIONS AND AGREEMENT OF THE PURCHASERS.

Section 6.1.              Purchase for Investment.  Each Purchaser severally represents, as of the Execution Date and as of the Closing, that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof in a manner that would constitute a distribution within the meaning of the Securities Act; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where, neither such registration nor such an exemption is required by law, and that the Company is not required, to register the Notes.

Section 6.2.              Source of Funds.  Each Purchaser severally represents as of the Closing, that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)         the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)         the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)          the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)         the Source is a governmental plan; or

(g)         the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)         the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA or any “Plan” covered by section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.              Accredited Investor.  Each Purchaser represents, as of the Execution Date and as of the date of the Closing, that it is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account.  Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.

Section 6.4.              Organization; Power and Authority.  Each Purchaser represents, as of the Execution Date and the date of the Closing, that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable and (b) it has the corporate power and authority to execute and deliver this Agreement and to perform the provisions hereof.

Section 6.5.              Authorization, Etc.  Each Purchaser represents, as of the Execution Date and the date of the Closing, that this Agreement has been duly authorized by all necessary legal action on the part of such Purchaser, and this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.6.              Governmental Authorizations, Etc.  Each Purchaser represents, as of the Execution Date and the date of the Closing, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Purchaser of this Agreement, except as could not reasonably be expected to have a material adverse effect.

Section 6.7.              Limitations on Transfers to Non-US Persons.  (a) Each of the holders of the Notes agrees that, without the prior written consent of the Company, such holder shall not transfer its Note (a “Note Transfer”) to any Person that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Person”) unless such Non-US Person has submitted to the Company on or before the date of such transfer, a duly completed and signed copy of (i) either Form W-8BEN (relating to such Non-US Person and establishing that all categories of income arising in respect of the Notes would be completely exempt from U.S. withholding tax under the Code or under an applicable treaty on all amounts paid to such holder), or Form W-8ECI (establishing that all amounts to be paid to such Non-US Person are effectively connected to a U.S. trade or business and are completely exempt from U.S. withholding tax under the Code or under an applicable treaty), or (ii) solely if such Non-US Person will be claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Non-US Person (A) is not a bank for purposes of Section 881(c) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, (C) is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and (D) will use reasonable commercial efforts to ensure that (A), (B) and (C) will remain true at any time it holds any Notes.  Any transfer made in violation of this provision shall be null and void.

(b)           Notwithstanding the foregoing, if at any time the Company is or becomes obligated to deduct and withhold from any payment of interest on account of any of the Notes held by a Non-US Person, the Company shall be entitled to deduct and withhold from any payment otherwise payable to any Non-US Person pursuant to this Agreement or any Note such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law.  If the Company so withholds amounts, such amounts shall be treated for all purposes of the Notes and this Agreement as having been paid to the holder of the Note in respect of which the Company made such deduction and withholding.

SECTION 7.                                                 INFORMATION AS TO THE COMPANY.

Section 7.1.              Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)          Quarterly Statements — as soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (after giving effect to one automatic 5-day extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), duplicate copies of:

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)          consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.aecom.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with such delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)         Annual Statements — as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company (after giving effect to one automatic 15-day extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), duplicate copies of,

(i)           a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an report thereon of independent public accountants of recognized national standing, which report shall be unqualified as to going concern and shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP (except as otherwise stated therein), that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board United States or any successor entity thereto (solely to the extent the Company is required to comply with such standards under applicable law) and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)          SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement or notice of default or event of default sent by the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material; provided, that the Company shall be deemed to have made such delivery of such materials referenced in clauses (i) and (ii) hereof if it shall have made Electronic Delivery thereof;

(d)         Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any written notice or taken any action with respect to a default hereunder claimed in writing or that any Person has given any written notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)          ERISA Matters — promptly, and in any event within 10 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)         with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)          the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA, or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, in each case, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)         Notices from Governmental Authority — to the extent permitted pursuant to applicable laws and regulations, promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any decree, finding, liability or order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)         Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.              Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by delivery of such certificate to each holder of Notes within two (2) days of such Electronic Delivery):

(a)          Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.3 and 10.6(b), inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and, in the event that as of any Determination Date covered by the statements then being furnished an Acquisition has occurred pursuant to which the Company intends to exercise its option under Section 10.1(b) hereof to permit the Leverage Ratio to exceed the limitations of Section 10.1(a) as provided in Section 10.1(b), the date of such Acquisition, the intent to exercise such option and the applicable Interest Rate Adjustment Date; and

(b)         Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary Guarantor to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.              Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)          No Event of Default — if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)         Event of Default — if an Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and frequencies and under reasonable business circumstances as may be requested.

SECTION 8.                                                 PREPAYMENT OF THE NOTES.

Section 8.1.              Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2.              Optional Prepayments with Make-Whole Amount.  (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series A Notes, in an amount not less than 10% of the aggregate principal amount of the Series A Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Series A Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series A Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Series A Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b)        The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series B Notes, in a principal amount not less than 10% of the aggregate principal amount of the Series B Notes then outstanding in the case of a partial prepayment, at 100% of the Accreted Value of such principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such Accreted Value.  The Company will give each holder of Series B Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the Accreted Value and principal amount of the Series B Notes to be prepaid on such date, the Accreted Value and principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the

Company shall deliver to each holder of Series B Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(c)        For the avoidance of doubt, in the case of a partial prepayment of the Series B Notes in accordance with Section 8.2(b), the principal amount of each Series B Note on or after the date of such prepayment shall be reduced in the same proportion as the aggregate Accreted Value of the Notes immediately prior to such prepayment is reduced as a result of such prepayment.

Section 8.3.           Change in Control.

(a)        Notice of Change in Control.

(i)        To the extent the Bank Credit Agreement contains a Bank Credit Agreement Change in Control Provision which does not include a Ratings Trigger, the Company shall, within five Business Days after any Responsible Officer has knowledge that a Change in Control is reasonably certain to occur, give written notice of such Change in Control to each holder of Notes, which notice shall specify that such Change in Control would constitute a Change in Control Prepayment Event and shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.

(ii)         To the extent the Bank Credit Agreement either (A) does not contain a Bank Credit Agreement Change in Control Provision or (B) contains a Bank Credit Agreement Change in Control Provision which includes a Ratings Trigger, the Company shall, within five Business Days after any Responsible Officer has knowledge that a Change in Control is reasonably certain to occur, give written notice of such Change in Control to each holder of Notes and apply to a Rating Agency for a review and re-issuance of the Applicable Rating after giving pro forma effect to the transaction giving rise to such Change in Control (a “Ratings Review”).

(b)        Notice of Prepayment Event; Condition to Company Action.  Unless notice in respect of a Change in Control Prepayment Event shall have been given pursuant to subparagraph (a) of this Section 8.3, within five Business Days after any Responsible Officer has knowledge that a Change in Control Prepayment Event is reasonably certain to occur, the Company shall give written notice of such Change in Control Prepayment Event to each holder of Notes.  To the extent a Change in Control Prepayment Event has occurred prior to the delivery of notice pursuant to this clause (b), such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.  The Company will not take any action that consummates or finalizes a Change in Control which would result in a Change in Control Prepayment Event unless contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c)        Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only,

“holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the date specified in such offer (the “Proposed Prepayment Date”).  Such Proposed Prepayment Date shall in no event be later than the scheduled date of the Change in Control; provided that in the event the Company shall not have taken, or been party to, any action that consummates or finalizes a Change in Control, such Proposed Prepayment Date shall then and thereupon be a date no later than 60 days following the date of the Change in Control.

(d)        Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 5 Business Days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(e)        Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of the Series A Notes, and at 100% of the Accreted Value of the Series B Notes, as the case may be, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.

(f)         Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to any offer required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control Prepayment Event in respect of which such offer and acceptances shall have been made.  In the event that such Change in Control Prepayment Event has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control Prepayment Event occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control Prepayment Event and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect the Change in Control giving rise to a Change in Control Prepayment Event have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g)        Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount or Accreted Value, as the case may be, of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)        Certain Definitions.

“Acquirer” means the Person, if applicable, which will or may, as the case may be, control the Company as a result of a proposed Change in Control.

“Applicable Rating” means (i) the rating of the Notes, (ii) to the extent the Notes are not rated by any Rating Agency, the rating of any other outstanding Rated Security of the Company, (iii) to the extent the Notes are not rated by any Rating Agency and Company does not have any Rated Securities outstanding, any outstanding Rated Security of the Acquirer, if applicable, and (iv) to the extent the Notes are not rated by any Rating Agency and neither the Company nor the Acquirer have any Rated Securities outstanding, the corporate credit rating of the Company or the Acquirer.

“Bank Credit Agreement Change in Control Provision” means a covenant or event of default in the Bank Credit Agreement relating to a Change in Control or other change of ownership or control of all or a portion of the Company’s Capital Stock, including without limitation any such covenant or event of default directly or indirectly restricting the ability of the Company to consummate or suffer to exist such a Change in Control or other change of ownership or control.

“Change in Control” means any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding:

(1)          any employee stock ownership plan or arrangement of the Company or its Subsidiaries,

(2)          any current or former employee who owns Common Stock or option rights (as such term is defined below),

(3)          any Person that holds Common Stock on behalf of employees or former employees of the Company and its Subsidiaries,

(4)          any Employee Benefit Plan of the Company or its Subsidiaries,

(5)          any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and

(6)          any other Person who acquired Preferred Stock prior to the date of the initial public offering, or any Affiliate of such Person, provided that at all times after the initial public offering such Person and its Affiliates collectively own no more than 35% of the voting equity securities of the Company becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5, under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (such percentage of equity securities being referred to herein as the “Threshold Percentage”); provided that (i) if any Bank Credit Agreement Change in Control Provision contains a Threshold Percentage that is greater than 25%, the Threshold Percentage under this Section 8.3 shall equal such greater percentage (but in no event to exceed 51% of the equity securities of the Company) and (ii) if the Bank Credit Agreement ceases altogether to contain a Bank Credit Agreement Change in Control Provision, the Threshold Percentage under this Section 8.3 shall thereafter equal 51% of such voting equity securities of the Company.

“Change in Control Prepayment Event” means:

(i)         prior to the date, if any, on which either (A) the Bank Credit Agreement ceases to contain a Bank Credit Agreement Change in Control Provision or (B) the Bank Credit Agreement contains a Bank Credit Agreement Change in Control Provision that includes a Ratings Trigger, a Change in Control; and

(ii)          from and after the date, if any, on which either (A) the Bank Credit Agreement ceases to contain a Bank Credit Agreement Change in Control Provision or (B) the Bank Credit Agreement contains a Bank Credit Agreement Change in Control Provision that includes a Ratings Trigger, both:

(1)          a Change in Control; and

(2)          a Rating Downgrade in respect of such Change in Control on or before the Required Credit Affirmation Date.

“Investment Grade” means a rating equal to or higher than (a) “Baa3” by Moody’s; (b) “BBB-” by S&P or Fitch or (c) an equivalent rating by any other Rating Agency mutually agreed upon by the Required Holders and the Company, provided that at such time no Rating Agency has publicly announced that the Applicable Rating is under consideration for possible downgrade to below investment grade; and provided, further, that if the Rating Agency changes its rating system, such ratings shall be the equivalent ratings after such changes.

“Rated Securities” means the Notes and otherwise any other senior unsecured Indebtedness of the Company (or Acquirer, if applicable) having a remaining maturity of at least the lesser of (a) five years or (b) the remaining maturity of the Notes which is rated by a Rating Agency.

“Rating Agency” means any of Fitch, S&P or Moody’s or any other rating agency mutually agreed by the Required Holders and the Company, or any of their respective successors.

“Rating Downgrade” shall be deemed to have occurred in respect of a Change in Control:

(A)        if, prior to the Ratings Review, the Applicable Rating is an Investment Grade Rating, and as a result of a Ratings Review the Applicable Rating is not an Investment Grade Rating or any Rating Agency shall have rated any Rated Securities less than an Investment Grade Rating; or

(B)         if, prior to the Ratings Review, the Applicable Rating is not an Investment Grade Rating, and as a result of a Ratings Review any Rating Agency gives notice that the Applicable Rating would be decreased by one or more gradations (including gradations within rating categories as well as between rating categories) by the Rating Agency; or

(C)         if, prior to the Ratings Review, there is no Applicable Rating, and as a result of a Ratings Review the Applicable Rating is not an Investment Grade Rating; or

(D)         if the Company fails for any reason whatsoever (including without limitation by failing to seek a rating or otherwise) to obtain a Ratings Review.

“Ratings Trigger” means a provision in a Bank Credit Agreement Change in Control Provision (or related covenant, provision or event of default), to the effect that unless a related Ratings Downgrade or other downgrade or decrease in any rating of the Company or any of its Rated Securities occurs in relation to or as a result of a Change in Control or other change in ownership or control, and notwithstanding a Change in Control or other change of ownership or control of all or a portion of the Company’s Capital Stock, no default, event of default, put right or mandatory prepayment with respect to the relevant Indebtedness would occur under such Bank Credit Agreement, and no restriction on such Change in Control or other change in ownership or control would exist.

“Required Credit Affirmation Date” means the date 30 days prior to the scheduled date a Change in Control is to occur; provided that in the event the Company shall not have taken, or been party to, any action that consummates or finalizes a Change in Control such Required Credit Affirmation Date shall be a date no later than 30 days following the date of the Change in Control.

Section 8.4.           Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, in the case of the Series A Notes, the principal amount and in the case of the Series B Notes, the Accreted Value, as applicable, to be prepaid shall be (a) allocated among each series of Notes in proportion to the aggregate unpaid principal amount (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) of such series of Notes and (b) allocated pro rata on all of the holders of each series of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5.           Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount or Accreted Value, as the case may be, when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount or Accreted Value, as the case may be, shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.           Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.           Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Notes over the amount of such Called Principal of such Notes; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, (a) with respect to any Series A Note, the principal of such Note and (b) with respect to any Series B Note, the Accreted Value that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal, from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal or Accreted Value, as the case may be.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, (a) with respect to the Called Principal of any Series A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date or (b) with respect to the Series B Note, all payments of such Called Principal and interest thereon that would be due and increases in Accreted Value thereof that would occur, after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided, in each case, that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8.           Examples of Partial Prepayments.  For avoidance of doubt, the parties hereto agree that Schedule 8.8 hereto includes representative examples of partial prepayments of the Series B Notes.

SECTION 9.                                                 AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.           Compliance with Law.  The Company will cause each of the Subsidiary Guarantors to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.           Insurance.  The Company will maintain and will maintain on behalf of the Subsidiary Guarantors or, as appropriate, cause each of the Subsidiary Guarantors to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is commercially reasonable in the case of entities of established reputations engaged in the same or a similar business and similarly situated; provided that the foregoing provisions of this Section 9.2 shall not restrict the Company’s ability to use commercially reasonable self-insurance through insurance Subsidiaries.

Section 9.3.           Maintenance of Properties.  The Company will, and will cause each of the Subsidiary Guarantors to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary Guarantor from discontinuing the operation or the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.           Payment of Taxes.  The Company will, and will cause each of the Subsidiary Guarantors to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for Taxes for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary Guarantor; provided that neither the Company nor any

Subsidiary Guarantor need pay any such Tax if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary Guarantor on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary Guarantor has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary Guarantor or (b) the nonpayment of all such Taxes in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.           Legal Existence, Etc.  Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect its legal existence.  Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the legal existence of each of the Subsidiary Guarantors (unless merged into the Company or a Wholly-owned Subsidiary) and all rights and franchises of the Company and the Subsidiary Guarantors unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.           Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall rank pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Company.

Section 9.7.           Guaranty by Subsidiaries.  The Company will cause each Subsidiary which delivers a Guaranty pursuant to and in respect of the Bank Credit Agreement to concurrently enter into a Subsidiary Guaranty, and within ten Business Days thereafter will deliver to each of the holders of the Notes the following items:

(a)          an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;

(b)         a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;

(c)          a certificate of a Responsible Officer of the Company certifying that at such time and after giving effect to the execution and delivery of such Subsidiary Guaranty or joinder agreement, no Default or Event of Default shall have occurred and be continuing;

(d)         such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty; and

(e)          an opinion of counsel (which may be internal counsel to the Company) reasonably satisfactory to the Required Holders to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that such Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 9.8.           Books and Records.  The Company will, and will cause each of the Subsidiary Guarantors to, maintain proper books of record and account in conformity in all material respects with GAAP.

SECTION 10.                                           NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.           Leverage Ratio.  (a) The Company will not, as of the end of any fiscal quarter, permit the Leverage Ratio for the four fiscal quarter period then ended to exceed 3.00 to 1.00, determined as of the last day of each fiscal quarter.

(b)        Notwithstanding clause (a) of this Section 10.1, the Company may in order to consummate an acquisition by purchase or otherwise (including by way of merger or consolidation) by the Company or a Subsidiary thereof of the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person in a single transaction or group of connected transactions (an “Acquisition”) permit the Leverage Ratio to exceed the limitations of Section 10.1(a); provided that (i) in no event may the Leverage Ratio as of any Determination Date exceed 3.75 to 1.00, (ii) the Company shall pay the Adjusted Interest Rate and the Adjusted Default Interest Rate, as applicable, in accordance with Section 1.2 of this Agreement, (iii) during the period (the “Elevated Compliance Period”) beginning on the Determination Date on which the Leverage Ratio initially exceeds 3.00 to 1.00 (the “Elevated Determination Date”) and ending on the Determination Date following the Elevated Determination Date on which the Leverage Ratio first ceases to exceed 3.00 to 1.00, the Company or a Subsidiary thereof may consummate up to but no more than two (2) additional Acquisitions (each an “Additional Acquisition”); provided that in the case of each such Additional Acquisition consummated pursuant to this clause (iii), the Leverage Ratio (as calculated on a pro forma basis by the Company after giving effect to either or both of such Additional Acquisitions, as the case may be) does not increase by more than 0.25 to 1.00 in the aggregate above the Leverage Ratio in effect immediately prior to the consummation of the first such Additional Acquisitions (and in no event above 3.75 to 1.00), (iv) the Leverage Ratio shall be brought within the 3.00 to 1.00 Leverage Ratio required by Section 10.1(a) not later than the first Determination Date next following the fourth Determination Date next following the Elevated Determination Date, and (v) anything contained in this Agreement, including without limitation, this Section 10.1, to the contrary notwithstanding, prior to the payment in full of the Notes, the Company and its Subsidiaries may only exercise the option set forth in this Section

10.1(b) to permit the Leverage Ratio to exceed the 3.00 to 1.00 limitation contained in Section 10.1(a) once prior to payment in full of the Notes.

Section 10.2.           Consolidated Net Worth.  The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of (a) $1,242,306,000 plus (b) an aggregate amount equal to 40% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter commencing with the fiscal quarter ending June 30, 2010, determined as of the last day of each fiscal quarter.

Section 10.3.           Limitations on Consolidated Priority Indebtedness. The Company will not, as of the end of each fiscal quarter, permit (a) Consolidated Priority Indebtedness to exceed 10% of Consolidated Net Worth and (b) Tax Arrangement Priority Indebtedness to exceed 10% of Consolidated Net Worth, in each case determined as of the last day of such fiscal quarter; provided, however, that (1) Indebtedness incurred pursuant to this Section 10.3 shall be permitted to the extent but only to the extent that such preceding test was satisfied  as of the end of the fiscal quarter in which such Indebtedness was incurred notwithstanding any subsequent decrease in Consolidated Net Worth and (2) Tax Arrangement Priority Indebtedness in excess of 10% of Consolidated Net Worth (such excess Tax Arrangement Priority Indebtedness, the “Excess Tax Arrangement Priority Indebtedness”) shall be permitted if in any such case the sum of such Excess Tax Arrangement Priority Indebtedness plus all Consolidated Priority Indebtedness permitted pursuant to subsection (a), does not exceed 10% of Consolidated Net Worth.

Section 10.4.           Limitation on Liens.   The Company will not, and will not permit any Subsidiary Guarantor to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary Guarantor to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(a)          Liens for taxes, assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;

(b)         Liens of or resulting from any judgment or award, (i) the time for the appeal or petition for rehearing of which shall not have expired, or (ii) in respect of which the Company or a Subsidiary Guarantor shall at all times in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured or (iii) to the extent that payment is covered by insurance pursuant to which the insurer has not denied coverage; provided that, in the case of clauses (i) and (ii) above, the Company or such Subsidiary Guarantor (1) is contesting such judgment or award on a timely basis, in good faith and by appropriate proceedings, and (2) has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary Guarantor, as the case may be;

(c)           Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, mechanics’, materialmens’, carriers’, suppliers’, customs and revenue authorities’, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Lien of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided that (i) any such Lien secures only amounts not due and payable or the payment of which is being contested in good faith by appropriate actions or proceedings and (ii) any such Lien, individually or in the aggregate, do not materially impair the business of the Company and its Subsidiary Guarantors taken as a whole;

(d)           rights of way, survey exceptions or minor encumbrances, leases or subleases granted to others, easements or reservations, building restrictions, licenses, sublicenses, leases, or subleases or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, in any such case granted in the ordinary course of business to others, and which, individually or in the aggregate, do not in any event materially impair their use in the operation of the business of the Company and its Subsidiary Guarantors taken as a whole or the value of such properties;

(e)           Liens securing Indebtedness of a Subsidiary Guarantor to the Company or to another Wholly-owned Subsidiary;

(f)            Liens existing as of the Execution Date, and described on Schedule 10.4 hereto;

(g)           Liens created or incurred after the Execution Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction of property or of assets useful and intended to be used in carrying on the business of the Company or a Subsidiary Guarantor, including Liens existing on such property or assets at the time of acquisition thereof or at the time of completion of construction, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 365 days of the date of acquisition or purchase or completion of construction, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary Guarantor, shall not exceed an amount equal to 100% of the total purchase price or the cost of construction on the date of completion thereof, and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(h)           any Lien existing on property or assets of a Person at the time such Person is consolidated with or merged into the Company or a Subsidiary Guarantor or becomes a Subsidiary, or any Lien existing on any property or assets acquired by the Company or any Subsidiary Guarantor at the time such property or assets are so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) each such Lien shall extend solely to the property or assets so acquired, and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(i)            Liens created or incurred after the Execution Date given to secure Indebtedness or other obligations of the Company or any Subsidiary Guarantor in addition to the Liens permitted by the preceding clauses (a) through (g) hereof; provided that at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness or other obligations secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and provided, further, that, notwithstanding the foregoing, in the event that at any time the Company or any Subsidiary Guarantor provides a Lien to or for the benefit of the lenders under the Bank Credit Agreement or the administrative agent on their behalf, then the Company will, and will cause each of its Subsidiary Guarantors that has provided such Lien, to concurrently grant to or for the benefit of the holders of Notes a similar first priority Lien (subject only to Liens permitted, at the time originally incurred, by the Bank Credit Agreement and this Section 10.4, and ranking pari passu with the Lien provided to or for the benefit of the lenders under such Bank Credit Agreement), over the same assets, property and undertaking of the Company and such Subsidiary Guarantor as those encumbered in respect of the Bank Credit Agreement, in form and substance satisfactory to the Required Holders with such security to be the subject of an intercreditor agreement among the lenders under the Bank Credit Agreement or the administrative agent on their behalf and the holders of Notes, which shall be satisfactory in form and substance to the Required Holders; and

(j)            any extension, renewal or refunding of any Lien permitted by the preceding clause (f) of this Section 10.5 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property, and (iii) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist; and

(k)           Liens consisting of any right of offset, or statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien; and

(l)            Liens securing swap related or cash management related obligations under the Bank Credit Agreement owing to lenders (or current or former Affiliates of lenders) thereunder; provided that (i) such Lien shall have been incurred in the ordinary course of business and (ii) such Lien shall not secure Indebtedness for borrowed money; and

(m)          other Liens not otherwise permitted pursuant to clauses (a) through (l) above securing Indebtedness or other obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding.

Section 10.5.           Mergers, Consolidations, Etc.  The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(a)           any Subsidiary Guarantor may merge or consolidate with or into the Company or any Subsidiary Guarantor so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Subsidiary Guarantor (and not the Company), the Subsidiary Guarantor shall be the surviving or continuing Person;

(b)           the Company may consolidate or merge with or into any other corporation or limited liability company if (i) the corporation or limited liability company which results from such consolidation or merger (the “Surviving Person”) is solvent and organized under the laws of any Permitted Jurisdiction, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each of the Subsidiary Guarantors shall have confirmed in writing its agreement to duly and punctually observe all of its covenants and agreements contained in the Subsidiary Guaranty to which it is a party, and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist; and

(c)           the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by a Senior Financial Officer of the Company at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is a solvent corporation or limited liability company organized under the laws of any Permitted Jurisdiction, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each of the Subsidiary Guarantors shall have confirmed in writing its agreement to duly and punctually observe all of its covenants and agreements contained in the Subsidiary Guaranty to which it is a party, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

Section 10.6.           Sale of Assets.  The Company will not, and will not permit any Subsidiary Guarantor to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold, leased, transferred, abandoned or otherwise disposed of in the ordinary course of business and except as provided in Section 10.5(c)); provided that the foregoing restrictions do not apply to:

(a)           the sale, lease, transfer or other disposition of assets of the Company or a Subsidiary Guarantor to the Company or a Subsidiary Guarantor;

(b)           Liens permitted pursuant to Section 10.4 hereof;

(c)           the sale, lease, transfer or other disposition of any assets within 365 days of the acquisition thereof if (i) such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate, and (ii) such assets are sold or disposed of for cash or any other consideration which represents the fair market value thereof; or

(d)           the sale, lease, transfer or other disposition of assets for cash or other property to a Person or Persons if all of the following conditions are met:

(i)            such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from the date of this Agreement to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 20% of Consolidated Total Capitalization, determined as of the end of the immediately preceding fiscal year; provided, that any such sale of assets shall be permitted pursuant to this Section 10.6(d)(i) to the extent the preceding test was satisfied at the time of consummation of such sale of assets notwithstanding any subsequent decrease in Consolidated Total Capitalization;

(ii)           in the opinion of a Senior Financial Officer of the Company, the sale is for fair value and is in the best interests of the Company; and

(iii)          immediately before and immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 365 days of the date of sale of such assets to either (A) the acquisition (including, without limitation through mergers and acquisitions) of assets useful and intended to be used in the operation of the business of the Company and the Subsidiary Guarantors as described in Section 10.8 and having a fair market value (as determined in good faith by a Senior Financial Officer of the Company) at least equal to that of the assets so disposed of, (B) the prepayment at any applicable prepayment premium, on a pro rata basis (calculated with respect to the Series B Notes, based on the Accreted Value thereof), of Senior Indebtedness of the Company or (C) the prepayment of any Indebtedness that was incurred in connection with the financing of the original acquisition of such asset and which is secured by a Lien on such asset.  It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 8.2 (it being understood and agreed that with respect to the Notes, notwithstanding the terms and provisions of Section 8.2, an offer of prepayment pursuant to this Section 10.6 of the Notes shall be at 100% of the principal amount (with respect to the Series A Notes) or Accreted Value (with respect to the Series B Notes), thereof, together with interest accrued and unpaid thereon to the date of such prepayment, on a pro rata basis (calculated with respect to the Series B Notes, based on the Accreted Value thereof)).

Without limiting the foregoing clause (b), the Company agrees that:

(x)            the timing and manner of any offer of prepayment to the holders of the Notes shall be in the manner contemplated by Section 8.2; provided that any such prepayment of the Notes pursuant to this Section 10.6 may be in an amount less than 10% of the aggregate principal amount (with respect to the Series A Notes) or Accreted Value (with respect to the Series B Notes) of the Notes then outstanding and shall only be at 100% of the principal amount (with respect to the Series A Notes) or Accreted Value (with respect to the Series B Notes) thereof, together with interest accrued and unpaid thereon to the date of such prepayment, and in no event with a Make-Whole Amount or other premium;

(y)           any holder of the Notes may decline any offer of prepayment pursuant to the foregoing clause (b); and

(z)            if such offer is so accepted, the proceeds so offered towards the prepayment of the Notes and accepted shall be prepaid and applied in the manner provided in Section 8.2, excepting only that such prepayment shall be at 100% of the principal amount (with respect to the Series A Notes) or Accreted Value (with respect to the Series B Notes) thereof, together with interest accrued and unpaid thereon to the date of such prepayment, without payment of Make-Whole Amount or other premium.

To the extent that any holder of the Notes declines or is deemed to have declined such offer of prepayment, the Company may use the remaining amount of such prepayment so declined for general corporate purposes.

Section 10.7.           Transactions with Affiliates.  The Company will not and will not permit any Subsidiary Guarantor to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary Guarantor than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or, if such transaction is not one which by its nature could be obtained on arm’s length terms from such other Person, was at least on fair and reasonable terms and negotiated in good faith; provided, that this Section 10.7 shall not restrict (a) payments otherwise allowed under this Agreement and other transfers on account of shares of Capital Stock of the Company or any Subsidiary, (b) customary board of director fees, (c) any payments pursuant to the terms of the certificate of incorporation or bylaws of the Company, or to any of the Company’s Plans; (d) the rights, privileges and preferences granted to the holders of Preferred Stock arising under any related certificate of designation, investor rights agreement or regulatory side letter, each in form and substance reasonably satisfactory to the Required Holders and (e) so long as the Company is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Company policy regarding such transactions to the extent such policy was approved by the Company’s Board of Directors.

Section 10.8.           Line of Business.  The Company will not and will not permit any Subsidiary Guarantor to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement, including any businesses ancillary thereto (businesses ancillary thereto shall be deemed to include construction management or asset management businesses).

Section 10.9.           Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) except to the extent permitted by applicable laws and regulations, knowingly engage in any dealings or transactions with any such Person.

SECTION 11.                          EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal (with respect to the Series A Notes) or Accreted Value (with respect to the Series B Notes) or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.6; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty to which it is a party and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or any Subsidiary Guaranty, as the case may be, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) the Company, any Subsidiary Guarantor or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least 3% of the Company’s Consolidated Net Worth beyond any period of grace provided with respect thereto, or (ii) the Company, any Subsidiary Guarantor or any Material Subsidiary is in default in the performance of or compliance with any term of any Indebtedness in an aggregate outstanding principal amount of at least 3% of the Company’s Consolidated Net Worth or of any mortgage, indenture or other agreement relating thereto or any other condition (other than as a result of any condition which is a Change in Control, in which event the terms and provisions of Section 8.3 shall govern) exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests and in all cases other than as a result of any condition which is a Change in Control, in which event the terms and provisions of Section 8.3 shall govern), (1) the Company, any Subsidiary Guarantor or any Material Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least 3% of the Company’s Consolidated Net Worth, or (2) one or more Persons have the right to require the Company, any Subsidiary Guarantor or any Material Subsidiary so to purchase or repay such Indebtedness; or

(g)           the Company or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action to approve any of the foregoing; or

(h)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary Guarantor, or any such petition shall be filed against the Company or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $100,000,000 are rendered against one or more of the Company or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)            if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan in a distress termination described in Section 4041(c) of ERISA shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan will become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the greater of $100,000,000 and 5% of the Company’s Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)           any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty is invalid, void or unenforceable or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty shall contest or deny in writing the validity or enforceability of any of its obligations under such Subsidiary Guaranty, but excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with and by reason of the express provisions of Section 2.2(b).

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12.                          REMEDIES ON DEFAULT, ETC.

Section 12.1.           Acceleration.  (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Series A Notes and the then current Accreted Value of Series B Notes, plus, in each case, (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate or Adjusted Default Interest Rate, as applicable) and (ii) the Make-Whole Amount determined in respect of such principal amount or Accreted Value, as the case may be, (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.           Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.           Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% of the Notes then outstanding (measured based on the principal amount thereof in the case of the Series A Notes and Accreted Value thereof in the case of the Series B Notes), by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate or Adjusted Default Interest Rate, as applicable, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.           No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                                           REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.           Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.           Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A or Exhibit 1-B, as the case may be.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $250,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 through Section 6.6, as applicable.

Section 13.3.           Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)         in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.                                           PAYMENTS ON NOTES.

Section 14.1.           Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.           Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.                                           EXPENSES, ETC.

Section 15.1.           Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty, or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty, or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty, or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby or by any Subsidiary Guaranty, and by the Notes.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.           Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty, or the Notes, and the termination of this Agreement.

SECTION 16.                                           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any Subsidiary Guaranty shall survive the execution and delivery of this Agreement, any Subsidiary Guaranty and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, any Subsidiary Guaranty shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Subsidiary Guaranties and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                           AMENDMENT AND WAIVER.

Section 17.1.           Requirements.  This Agreement, any Subsidiary Guaranty and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal (in the case of the Series A Notes) or Accreted Value (in the case of the Series B Notes) of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.           Solicitation of Holders of Notes.

(a)        Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount or series of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)        Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of any series of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of each series of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)        Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17.2 by the holder of any Note of any series that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.           Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of each series of the Notes and is binding upon them and upon each future holder of any Note of any series and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note of any series nor any delay in exercising any rights hereunder or under any Note of any series shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.           Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of the Series A Notes then outstanding or Accreted Value of the Series B Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of the Series A Notes then outstanding or Accreted Value of the Series B Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.                                           NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                                           REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                           CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available or (e) that is marked identified in writing by the Company as “Public”.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.                                           SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6; provided, however, that any such substitution prior to the Closing shall not release the original Purchaser signatory hereto from its obligations hereunder to purchase the Notes at the Closing.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                                           MISCELLANEOUS.

Section 22.1.           Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.           Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.           Accounting Terms.  (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.

(b)        For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using an amount other than par (as permitted by FASB 159 or any similar or successor accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(c)        If at any time any change in GAAP (including the adoption by the Company of International Financial Reporting Standards) would affect the computation of any covenant, financial ratio or other provision set forth in this Agreement, and either the Company or the Required Holders shall so request, the Required Holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested by the Required Holders hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 22.4.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.           Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.  As referred to herein, “knowledge” of the Company shall be deemed to mean the actual knowledge of any Senior Financial Officer.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7.            Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.           Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)        The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)        Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)        THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AECOM TECHNOLOGY CORPORATION

By	/s/ Eric Chen
Eric Chen
Senior Vice President, Corporate Finance

This Agreement is hereby accepted and agreed
to as of the date thereof.

MIDLAND NATIONAL LIFE INSURANCE COMPANY
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

HORACE MANN LIFE INSURANCE COMPANY
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

WILTON REASSURANCE COMPANY
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

TEXAS LIFE INSURANCE COMPANY
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

SECURITY BENEFIT LIFE COMPANY
By:	Guggenheim Partners Asset Management,
LLC

By:	/s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accreted Value” means the Accreted Value of any Series B Note or Notes as reflected on Schedule 8.7 attached hereto.

“Acquiring Person” is defined in Section 10.5(c).

“Acquisition” is defined in Section 10.1(b).

“Additional Acquisition” is defined in Section 10.1(b).

“Additional Priority Indebtedness” means the aggregate amount of outstanding Tax Arrangement Priority Indebtedness; provided that, such amount shall in no event exceed 10% of Consolidated Net Worth at the end of any fiscal quarter.

“Adjusted Default Interest Rate” means (a) with respect to the Series A Notes, that rate of interest that is  2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series A Notes and (b) with respect to the Series B Notes, that rate of interest that is  2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series B Notes.

“Adjusted Interest Rate” means with respect to the Series A Notes 7.43% per annum and with respect to the Series B Notes 3.00% per annum.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of August 31, 2007 among the Company, the Subsidiary Borrowers, Bank of America, N.A. as the administrative agent, Union Bank of California, N.A., Wells Fargo Bank,

SCHEDULE B
(to Note Purchase Agreement)

N.A., BMO Capital Markets Financing, Inc. and BNP Paribas, as co-syndication agents, the other financial institutions party thereto, Banc of America Securities LLC, as a co-lead arranger and sole book manager, and Union Bank of California, N.A., as a co-lead arranger, as the same may from time to time be supplemented, amended, waived, renewed or replaced.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Los Angeles, California, or New York, New York are required or authorized to be closed.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (howsoever designated) of capital stock and any rights (other than debt securities convertible into capital stock), warrants or options to acquire capital stock.

“Capitalized Lease” means any lease (or other agreement conveying the right to use) of real or personal property by a Person as lessee or guarantor which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capitalized Leases of a Person that would, in conformity with GAAP, appear on a balance sheet of that Person.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” means the common stock of the Company.

“Common Stock Units” means the common stock units of the Company issued from time to time pursuant to the Company’s Stock Purchase Plan dated June 1, 1991, as amended from time to time.

“Company” means AECOM Technology Corporation, Delaware or any successor that becomes such in the manner prescribed in Section 10.5.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any measurement period, an amount equal to the sum of (a) Consolidated Net Income for the period, plus (b) Consolidated Interest Expense for such period, plus (c) 100% of the principal contributions for such period accrued for stock match programs for employees, consultants and Directors for purchases of the Company’s Capital Stock, plus (d) the amount of Taxes expensed, based on or measured by income, used or included in the determination of Consolidated Net Income for such period, plus (e) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income for such period, plus (f) extraordinary losses included in the determination of Consolidated Net

Income for such period, minus (g) extraordinary gains included in the determination of Consolidated Net Income for such period; provided, however, that with respect to a Subsidiary acquired within such measurement period or any proposed Investment permitted hereunder, the Company may also include items (a) through (f) above for such acquired Subsidiary or such proposed Investment for the entire measurement period in Consolidated EBITDA for the measurement period to the extent that either:

(A)         the Company has provided to the Required Holders (1) financial statements for that entity for the portion of such measurement period occurring prior to its acquisition or proposed acquisition, and (2) the most recent year-end audited financial statements for that entity (which audited statements must be as of a date occurring within five fiscal quarters prior to the acquisition date (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such measurement period)); or

(B)          if the Company has not provided to the Required Holders the audited financial statements for the entity described in clause (A)(2) above, but the Company has provided to the Required Holders the financial statements for that entity described in clause (A)(1) above and the most recent unaudited financial statements for the entity (which unaudited financial statements must satisfy the timing requirements described in the parenthetical reference in clause (A)(2) above), provided that the Company may not include pursuant to this clause (B) more than $15,000,000 of the net sum of items (a) through (g) above for any single such acquisition or investment, nor more than $30,000,000 of the net sum of items (a) through (g) above in the aggregate for all such acquisitions or investments made in any consecutive twelve-month period.

“Consolidated Interest Expense” means, for any period, total interest expense of the Company and its Subsidiaries on a consolidated basis accrued in that period as shown in the Company’s profit and loss statement for that period, determined in accordance with GAAP, including commitment fees owed pursuant to the Bank Credit Agreement, charges in respect of Financial Letters of Credit, the portion of any Capitalized Lease Obligations allocable to interest expense, but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, (ii) amortization, expensing or write-off of capitalized private equity transaction costs, to the extent such costs are treated as interest under GAAP, and (iii) the portion of the upfront costs and expenses for Swap Contracts (to the extent included in interest expense) fairly allocated to such Swap Contracts as expenses for such period, less interest income on Swap Contracts for that period and Swap Contracts payments received.

“Consolidated Net Income” means, for any period, the net earnings (or loss) after Taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) portions of income properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries held by anyone other than the Company or any of its Subsidiaries, and (b) except to the extent of dividends or other distributions actually paid to the Company or its Subsidiaries by such Person during such period, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into the Company or any of its Subsidiaries or such Person’s assets are acquired by the Company or any of its Subsidiaries.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP, plus redeemable Common Stock and Common Stock Units shown on the Company’s consolidated balance sheet, plus an amount equal to the principal amount or liquidation preference of issued and outstanding Preferred Stock of the Company.

“Consolidated Priority Indebtedness” means all Priority Indebtedness of the Company and its Subsidiaries (but not Tax Arrangement Priority Indebtedness) determined on a consolidated basis eliminating inter-company items.

“Consolidated Total Assets” means as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Total Indebtedness plus (b) Consolidated Net Worth.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Subsidiaries on a consolidated basis (excluding obligations relating to Performance Letters of Credit and the Company’s payment obligations with respect to its Preferred Stock.

“Contingent Obligation” means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person (a) with respect to any Indebtedness or other obligation or liability of another Person, including, without limitation, any direct or indirect guarantee of such Indebtedness, obligation or liability, endorsement (other than for collection or deposit in the ordinary course of business) thereof or discount or sale thereof by such Person with recourse to such Person, or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge of any such Indebtedness, obligation or liability (whether in the form of loans, advances, stock purchases, capital contributions, performance letters of credit or otherwise), (b) to provide funds to maintain working capital or equity capital of another Person or otherwise to maintain the net worth, solvency or financial condition of the other Person, (c) to make payment for any products, property, securities or services regardless of non-delivery thereof, if the purpose of any agreement so to do is to provide assurance that another Person’s Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of another Person’s Indebtedness, obligation or liability will be protected (in whole or in part) against loss in respect thereof, (d) in respect of any Swap Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person, (e) reimbursement obligations under undrawn Financial Letters of Credit, (f) to redeem preferred stock issued by such Person, or (g) otherwise to assure or hold harmless the holders of Indebtedness or other obligation or liability of another Person against loss in respect thereof.  The amount of any

Contingent Obligation shall be an amount equal to that portion of the amount of the Indebtedness, obligation or liability guaranteed or otherwise supported thereby.

“Convertible Securities” means evidences of Indebtedness which are convertible into or exchangeable for Equity Interests, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to any series of Notes, (a) that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series or (b) if the Adjusted Interest Rate would, but for the application of the Default Rate, be in effect, the Adjusted Default Interest Rate.

“Determination Date” means the last day of each fiscal quarter of the Company .

“Determination Period” means each period of four consecutive fiscal quarters of the Company (taken as a single accounting period) ending on a Determination Date.

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Elevated Compliance Period” is defined in Section 10.1(b).

“Elevated Determination Date” is defined in Section 10.1(b).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means, in the case of a corporation, shares of capital stock of any class or series, including warrants, rights, participating interests or options to purchase or otherwise acquire any class or series of capital stock or Securities exchangeable for or convertible into any class or series of capital stock, and in the case of any limited liability company or other entity shall mean any class or series of limited liability company interests or like interests constituting equity, and in the case of each of the foregoing, any part or portion thereof or participation in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excess Tax Arrangement Priority Indebtedness” is defined in Section 10.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“Financial Letter of Credit” means a standby letter of credit supporting Indebtedness owing to third parties.

“Fitch” means Fitch, Inc. or any of its successors.

“Form 10-K” means the Company’s Annual Report on Form 10-K.

“Form 10-Q” means the Company’s Quarterly Report on Form 10-Q.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)          the government of

(i)         the United States of America or any State or other political subdivision thereof, or

(ii)          any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)         any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication:  (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, Convertible Securities of the Company or any of its Subsidiaries (prior to the conversion thereof); (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all Capitalized Lease Obligations; (e) all obligations or liabilities of others secured by a Lien on any asset owned by such Person or Persons whether or not such obligation or liability is assumed; (f) all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit (other than Performance Contingent Obligations) or bankers’ acceptances; and (g) all Contingent Obligations (other than Performance Contingent Obligations) to the extent the obligation supported by such Contingent Obligation would otherwise constitute Indebtedness; provided, that Indebtedness shall not include (i) indebtedness or other liabilities in an aggregate amount not to exceed $25,000,000 owing to shareholders pursuant to employee stock repurchase contracts as in effect on March 31, 2010, in connection with purchases of the Company’s Capital Stock by the Company consistent with prior business practices, (ii) indebtedness of Joint Ventures of which the Company or any Subsidiary is a member to the extent such indebtedness is non-recourse (whether expressly, by operation of law or otherwise) to the Company or such Subsidiary or its assets, (iii) an amount equal to the lesser of (A) the principal amount of Indebtedness supported by letters of credit, and (B) the face amount of such letters of credit, and (iv) the liquidation preference or other amounts payable in connection with any Preferred Stock.

“Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Rate Adjustment Date” means the second Business Day following the last day legally permitted by the rules and regulations of the SEC on which the Company may deliver quarterly financial statements as contemplated by Section 7.1(a) and the second Business Day following the last day legally permitted by the rules and regulations of the SEC on which the Company may deliver the annual financial statements of the Company as contemplated by Section 7.1(b).

“Interest Rate Decrease” is described in Section 1.2.

“Interest Rate Increase” is described in Section 1.2.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of stock or securities, or any beneficial interest in stock or other securities, of any other Person, any partnership interest (whether general or limited) in any other Person, or all or any substantial part of the business or assets of any other Person, or any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales or the provision of services to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or similar arrangement formed for the purpose of performing a single project or series of related projects, whether in corporate, partnership or other legal form; provided, that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a subsidiary, be considered to be a Joint Venture to which such Person is a party.

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Consolidated Total Indebtedness plus, without duplication, all unreimbursed drawings under any Letter of Credit existing as of such date, to (b) Consolidated EBITDA for the four fiscal quarters most recently ended as of such date.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary to perform its obligations under the Subsidiary Guaranty to which it is a party, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Subsidiary” means any Subsidiary which generates 10% or more of the Consolidated EBITDA of the Company and its Subsidiaries determined on a consolidated basis.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Performance Contingent Obligations” means any bid, performance or similar project related bonds, parent company guarantees or standby Letters of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, including, without limitation, any bid, performance or similar project related bonds, performance guarantees or Letters of Credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations.

“Permitted Jurisdiction” means (a) the United States of America, (b) Canada, (c) Australia and (d) any other country that on April 30, 2004 was a member of the European Union, other than Greece, Italy, Spain or Portugal.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of preferred stock of the Company.

“Priority Indebtedness” means (a) any Indebtedness of the Company secured by a Lien created or incurred within the limitations of Section 10.4(i) and (b) any Indebtedness of the Company’s Subsidiaries; provided, that, there shall be excluded from any calculation of Priority Indebtedness, the Indebtedness of any Subsidiary evidenced by (i) a Guaranty of the Indebtedness of the Company owing pursuant to the Bank Credit Agreement, (ii) a Subsidiary Guaranty in respect of Indebtedness of the Company owing pursuant to this Agreement and (iii) a Guaranty delivered by a Subsidiary Guarantor of other Indebtedness of the Company.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proxy Statement” means the Company’s Definitive Proxy Statement on Schedule 14A filed January 22, 2010.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Review” is defined in Section 8.3(a)(ii).

“Ratings Trigger” is defined in Section 8.3(h).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in the aggregate of the principal amount of the Series A Notes and the Accreted Value of the Series B Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the Chief Financial Officer; the Chief Strategy Officer; the Senior Vice President, Corporate Finance; the Treasurer or the Controller.

“Senior Indebtedness” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company.

“Series A Notes” is defined in Section 1.1.

“Series B Notes” is defined in Section 1.

“S&P” means Standard & Poor’s Ratings Services or any of its successors.

“Subsidiary” means any corporation or other entity (excluding Joint Ventures) of which more than fifty percent (50%) of the total voting power of shares of stock or other securities or other ownership interests entitled to vote in the election of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company and one or more of the Company’s Subsidiaries.

“Subsidiary Guarantor” is defined in Section 2.2(a) and shall include any Subsidiary Guarantor which is required to comply with the requirements of Section 9.7.

“Subsidiary Guaranty” is defined in Section 2.2(a) and shall include any Subsidiary Guaranty delivered pursuant to Section 9.7 means any Guaranty of any Subsidiary of the Company with respect to the payment of the Notes and all other sums due and owing by the Company under this Agreement, which Guaranty shall be in form and substance reasonably satisfactory to the Required Holders.

“Surviving Person” is defined in Section 10.5(b).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax Arrangement” means any tax arrangement or structure among the Company and its Subsidiaries that:

(a)           is entered into or created pursuant to advice from any of Ernst & Young, KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, their respective Affiliates or any other nationally recognized tax advisory firm and a copy of such advice is either delivered or made available to the Required Holders;

(b)           requires that one or more Subsidiaries of the Company (but not the Company) directly incur Indebtedness;

(c)           is intended to enable the Company and/or its Subsidiaries to realize tax savings in connection with (i) repatriation of cash at lower tax rates than would be the case absent such tax arrangement or structure or (ii) qualifying for tax credits, tax deductions or other tax incentives greater than the cost of structuring and implementing such tax arrangement or structure, provided that, for the avoidance of doubt, any interest deduction on such Indebtedness shall not  be considered as a tax credit, tax deduction  or other tax incentive; and

(d)           complies with applicable laws and regulations.

“Tax Arrangement Priority Indebtedness” means Priority Indebtedness incurred by a Subsidiary of the Company pursuant to a Tax Arrangement.

“Taxes” means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

“Threshold Percentage” is defined in Section 8.3(h).

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

[FORM OF SERIES A NOTE]

AECOM TECHNOLOGY CORPORATION

5.43% Senior Notes, Series A, due July 7, 2020

No. [ ]	[Date]
$[ ]	PPN 00765* AF2

FOR VALUE RECEIVED, the undersigned, AECOM TECHNOLOGY CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the Delaware, hereby promises to pay to [                                ], or registered assigns, the principal sum of [                                ] DOLLARS (or so much thereof as shall not have been prepaid) on July 7, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 5.43% per annum from the date hereof, payable quarterly, on the 7th day of January, April, July and October in each year, commencing with the  January 7, April 7, July 7 and October 7 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 7.43% per annum payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 28, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 through Section 6.6 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the

Exhibit 1-A

(to Note Purchase Agreement)

purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

AECOM TECHNOLOGY CORPORATION

By
[Title]

2

FOR PURPOSES OF SECTION 1272 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE ISSUE PRICE WITH RESPECT TO EACH $1,000 OF PRINCIPAL AT MATURITY OF THIS NOTE IS APPROXIMATELY $598.72, THE AMOUNT OF ORIGINAL DISCOUNT IS APPROXIMATELY $401.28 PER $1,000 PRINCIPAL AMOUNT, THE ISSUE DATE IS JULY 7, 2010, AND THE YIELD TO MATURITY IS APPROXIMATELY 5.62%.

[FORM OF SERIES B NOTE]

AECOM TECHNOLOGY CORPORATION

1.00% Senior Discount Notes, Series B, due July 7, 2022

No. [ ]	[Date]
$[ ]	PPN 00765* AG0

FOR VALUE RECEIVED, the undersigned, AECOM TECHNOLOGY CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the Delaware, hereby promises to pay to [                                ], or registered assigns, the principal sum of [                                ] DOLLARS (or so much thereof as shall not have been prepaid) on July 7, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance hereof at the rate of (a) 1.0% per annum from the date hereof, payable quarterly, on the 7th day of January, April, July and October in each year, commencing with the January 7, April 7, July 7 and October 7 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to  3.0% per annum payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 28, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 through Section 6.6 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

EXHIBIT 1-B

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Notwithstanding any other provision of this Note or the Note Purchase Agreement, the liability of the Company with respect to the principal under this Note shall at no time exceed the Accreted Value of this Note at such time, as determined pursuant to the provisions of the Note Purchase Agreement.  If an Event of Default occurs and is continuing, the Accreted Value of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

AECOM TECHNOLOGY CORPORATION

By
[Title]

2